SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Bob Evans Farms, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

096761101
(CUSIP Number)

Marc Weingarten and David Rosewater Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 4, 2013
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 28 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 096761101	SCHEDULE 13D/A	Page 2 of 28 Pages
1	NAME OF REPORTING PERSONS Castlerigg Master Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 3 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 4 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 5 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Offshore Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 6 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 7 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 8 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 9 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 10 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 11 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 12 of 28 Pages

1	NAME OF REPORTING PERSONS Castlerigg UCITS Funds plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 13 of 28 Pages

1	NAME OF REPORTING PERSONS Sandell Investment Services, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.2%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 096761101	SCHEDULE 13D/A	Page 14 of 28 Pages

1	NAME OF REPORTING PERSONS Pulteney Street Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 15 of 28 Pages

1	NAME OF REPORTING PERSONS Sandell Asset Management Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.3%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 096761101	SCHEDULE 13D/A	Page 16 of 28 Pages

1	NAME OF REPORTING PERSONS Thomas E. Sandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 6.5%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 17 of 28 Pages

This Amendment No. 2 ("Amendment No. 2") amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on September 24, 2013 (the "Original Schedule 13D") and Amendment No. 1 to the Original Schedule 13D, filed with the SEC on November 12, 2013 ("Amendment No. 1" and together with the Original Schedule 13D and this Amendment No. 2, the "Schedule 13D") with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Bob Evans Farms, Inc., a Delaware corporation (the "Issuer"). Capitalized terms used herein and not otherwise defined in this Amendment No. 2 have the meanings set forth in the Schedule 13D. This Amendment No. 2 amends Items 3 and 5 as set forth below.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

The Reporting Persons used a total of approximately $64,634,164 (including brokerage commissions) in the aggregate to acquire the shares of Common Stock reported in this Schedule 13D.

Funds for the purchase of the Common Stock reported herein as beneficially held by the Reporting Persons were derived from (i) available working capital of Castlerigg Master Investment, for the shares of Common Stock held directly by it, (ii) available working capital of CMAEE Master, for the shares of Common Stock held directly by it, (iii) available working capital of CGESE Master, for the shares of Common Stock held directly by it, (iv) available working capital of UCITS, for the shares of Common Stock held directly by it, (v) available working capital of Pulteney Partners, for the shares of Common Stock held directly by it, and (vi) margin borrowings described in the following sentence, for the shares of Common Stock held directly by Castlerigg Master Investment, CMAEE Master, CGESE Master, UCITS and Pulteney Partners. Such Common Stock is held by the Reporting Persons in commingled margin accounts, which may extend margin credit to the Reporting Persons from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported herein.

CUSIP No. 096761101	SCHEDULE 13D/A	Page 18 of 28 Pages

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Paragraphs (a) – (c) of Item 5 of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a) The aggregate number and percentage of shares of Common Stock to which this Schedule 13D relates is 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock), constituting approximately 6.5% of the Issuer’s currently outstanding Common Stock. The aggregate number and percentage of shares of Common Stock reported herein are based upon the 26,472,000 shares of Common Stock outstanding as of October 25, 2013, as reported in the Issuer's Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 4, 2013.

(i)	Castlerigg Master Investment:
	(a)	As of the date hereof, Castlerigg Master Investment may be deemed the beneficial owner of 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock).
Percentage: Approximately 4.3% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)

(ii)	Castlerigg International:
	(a)	As of the date hereof, Castlerigg International may be deemed the beneficial owner of 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock).
Percentage: Approximately 4.3% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)

(iii)	Castlerigg Holdings:
	(a)	As of the date hereof, Castlerigg Holdings may be deemed the beneficial owner of 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock).
Percentage: Approximately 4.3% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)

CUSIP No. 096761101	SCHEDULE 13D/A	Page 19 of 28 Pages

(iv)	Castlerigg Offshore Holdings:
	(a)	As of the date hereof, Castlerigg Offshore Holdings may be deemed the beneficial owner of 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock).
Percentage: Approximately 4.3% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)

(v)	CMAEE Fund:
	(a)	As of the date hereof, CMAEE Fund may be deemed the beneficial owner of 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock).
Percentage: Approximately 0.7% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)

(vi)	CMAEE Intermediate:
	(a)	As of the date hereof, CMAEE Intermediate may be deemed the beneficial owner of 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock).
Percentage: Approximately 0.7% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)

CUSIP No. 096761101	SCHEDULE 13D/A	Page 20 of 28 Pages

(vii)	CMAEE Master:
	(a)	As of the date hereof, CMAEE Master may be deemed the beneficial owner of 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock).
Percentage: Approximately 0.7% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)

(viii)	CGESE Fund:
	(a)	As of the date hereof, CGESE Fund may be deemed the beneficial owner of 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock).
Percentage: Approximately 0.2% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)

(ix)	CGESE Intermediate:
	(a)	As of the date hereof, CGESE Intermediate may be deemed the beneficial owner of 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock).
Percentage: Approximately 0.2% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)

CUSIP No. 096761101	SCHEDULE 13D/A	Page 21 of 28 Pages

(x)	CGESE Master:
	(a)	As of the date hereof, CGESE Master may be deemed the beneficial owner of 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock).
Percentage: Approximately 0.2% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)

(xi)	UCITS:
	(a)	As of the date hereof, UCITS may be deemed the beneficial owner of 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock).
Percentage: Approximately 1.2% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)

(xii)	SIS:
	(a)	As of the date hereof, SIS may be deemed the beneficial owner of 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock).
Percentage: Approximately 1.2% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)

CUSIP No. 096761101	SCHEDULE 13D/A	Page 22 of 28 Pages

(xiii)	Pulteney Partners:
	(a)	As of the date hereof, Pulteney Partners may be deemed the beneficial owner of 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock).
Percentage: Approximately 0.0% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)

(xiv)	SAMC:
	(a)	As of the date hereof, SAMC may be deemed the beneficial owner of 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock).
Percentage: Approximately 5.3% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)

(xv)	Mr. Sandell:
	(a)	As of the date hereof, Mr. Sandell may be deemed the beneficial owner of 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock).
Percentage: Approximately 6.5% as of the date hereof.
	(b)	1.	Sole power to vote or direct vote: 0
		2.	Shared power to vote or direct vote: 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
		3.	Sole power to dispose or direct the disposition: 0
		4.	Shared power to dispose or direct the disposition: 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)

CUSIP No. 096761101	SCHEDULE 13D/A	Page 23 of 28 Pages

The Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own an aggregate of 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock), constituting approximately 6.5% of the shares of Common Stock outstanding.

(b) By virtue of investment management agreements with Castlerigg Master Investment, CMAEE Master, CGESE Master and Pulteney Partners, SAMC has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock) beneficially owned by Castlerigg Master Investment, CMAEE Master, CGESE Master and Pulteney Partners. By virtue of an investment management agreement with UCITS, SIS has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock) beneficially owned by UCITS. By virtue of his direct and indirect control of SAMC and SIS, Mr. Sandell is deemed to have shared voting power and shared dispositive power with respect to all Common Stock as to which SAMC and SIS have voting power or dispositive power.

(c) Information concerning transactions in the Common Stock effected by the Reporting Persons since the filing of Amendment No. 1 is set forth in Schedule B hereto and is incorporated herein by reference. Unless otherwise indicated, all of such transactions were effected in the open market.

CUSIP No. 096761101	SCHEDULE 13D/A	Page 24 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 6, 2013

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG OFFSHORE HOLDINGS, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell

CUSIP No. 096761101	SCHEDULE 13D/A	Page 25 of 28 Pages

Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 096761101	SCHEDULE 13D/A	Page 26 of 28 Pages

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG UCITS FUNDS PLC, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Castlerigg Merger Arbitrage UCITS Fund

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

PULTENEY STREET PARTNERS, LP

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Sean McCooey
Name:	Sean McCooey
Title:	Managing Member

SANDELL ASSET MANAGEMENT CORP.

CUSIP No. 096761101	SCHEDULE 13D/A	Page 27 of 28 Pages

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL INVESTMENT SERVICES, L.L.C.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Managing Member

/s/ Thomas E. Sandell
Thomas E. Sandell

CUSIP No. 096761101	SCHEDULE 13D/A	Page 28 of 28 Pages

SCHEDULE B

TRANSACTIONS IN THE ISSUER'S SHARES OF COMMON STOCK

BY THE REPORTING PERSONS

This Schedule sets forth information with respect to each purchase and sale of shares of Common Stock that were effectuated by the Reporting Persons since the filing of Amendment No. 1. Unless otherwise indicated, all transactions were effectuated in the open market through a broker and all prices include brokerage commissions.

Castlerigg Master Investment

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
12/04/2013	62,590	$52.14
12/04/2013	63,630	$52.28
12/04/2013	77,432	$52.50
12/04/2013	14,000	$52.60
12/05/2013	64,430	$51.03

CMAEE Master

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
12/04/2013	1,710	$52.60
12/04/2013	9,475	$52.50
12/04/2013	7,785	$52.28
12/04/2013	7,630	$52.14
12/05/2013	10,570	$51.03

CGESE Master

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
12/04/2013	693	$52.60
12/04/2013	3,832	$52.50
12/04/2013	3,150	$52.28
12/04/2013	3,098	$52.14
12/05/2013	3,375	$51.03

PULTENEY PARTNERS

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
12/04/2013	97	$52.60
12/04/2013	532	$52.50
12/04/2013	435	$52.28
12/04/2013	427	$52.14
12/05/2013	625	$51.03